Exhibit 10.12
AMENDMENT AND DISCHARGE OF
CHANGE OF CONTROL AGREEMENT
          THIS AMENDMENT AND DISCHARGE OF CHANGE OF CONTROL AGREEMENT (this “Amendment”) is made and entered into by and between Exterran Holdings, Inc., a Delaware corporation (the “Company”), and Norman A. Mckay (“Executive”) (collectively referred to as the “Parties” or individually as the “Party”).
W I T N E S S E T H:
          WHEREAS, Hanover Compressor Company (as a predecessor to the Company) and Executive entered into a Change of Control Agreement, dated July 29, 2005, and Amendment No. 1 thereto (as amended to date, the “Agreement”), regarding their respective rights and obligations in connection with Executive’s “Qualifying Termination of Employment” following a “Change of Control” (as both terms are defined in the Agreement) during the term of the Agreement; and
          WHEREAS, effective as of August 20, 2007, there was a Change of Control of Hanover Compressor Company and the Parties agree that “Good Reason” then existed for a Qualified Termination of Employment by Executive; and
          WHEREAS, immediately following that Change of Control, the Company assumed Hanover Compressor Company’s obligations under the Agreement; and
          WHEREAS, the Company and Executive subsequently extended the term of the Agreement through the second anniversary of the Change of Control pursuant to Amendment No. 2 to the Agreement; and
          WHEREAS, the Company and Executive desire to amend the Agreement in order to discharge their respective rights and obligations under the Agreement; and
          WHEREAS, Section 4(g) of the Agreement provides that the Agreement may be amended or discharged only if agreed to in writing signed by Executive and by the Chairman of the Board of Directors of the Company or an authorized officer of the Company;
          NOW THEREFORE, in consideration of the premises, the terms and provisions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, effective as of August 5, 2009 (the “Effective Date”), the Parties hereby approve, agree to and adopt this Amendment to the Agreement, as follows:
     1. Subject to the requirements in Paragraph 2 below, the Company hereby agrees to pay Executive a lump-sum cash payment of US$1,190,680.00 (the “Payment”), no later than the 30th day after the Effective Date, in full satisfaction and discharge of, and in exchange for Executive’s waiver of any and all of his rights under, the Agreement; provided, however, that Executive acknowledges and agrees that the Company shall withhold from the Payment the international expatriate 15% flat fee amount of US$178,602.00, in accordance with the Company’s expatriate tax treatment policy.
     2. The foregoing notwithstanding, payment of the Payment under this Agreement is subject to, and contingent upon, Executive’s timely execution and return of the waiver and release (the “Waiver and Release”), attached hereto as Exhibit A, to the Company, without subsequent revocation during the seven-day period following such execution date (the “Waiver and Release Revocation Period”), as provided in this Paragraph 2, and Executive acknowledges and agrees that the Payment serves as adequate consideration for the Waiver and Release. Executive acknowledges that Company provided him the Waiver and Release prior to the Effective Date. Executive shall have until 5:00 pm (central standard time) on August 25, 2009 (the 22nd day following the Effective Date) to consider, execute and return the Waiver and Release to the Company and shall then have the right to revoke the Waiver and Release during the Waiver and Release Revocation Period. If Executive fails to timely execute and return the Waiver and Release to the Company by August 25, 2009 or revokes such Waiver and Release during the Waiver and Release Revocation Period, then Executive shall forfeit, and shall not be entitled to, any of the benefits described in this Agreement.
     3. Executive acknowledges and agrees that (a) he is responsible for (i) all tax obligations with respect to the Payment and (ii) any tax liabilities (and related penalties and interest) arising from the Amendment of the Agreement, including, but not limited to, any such liabilities arising under Internal Revenue Code Section 409A, and (b) the Company is not responsible for any such tax obligations (or related penalties and interest).

     4. Executive hereby agrees that the Company (and any of its predecessors or successors) shall have no further duties or obligations under the Agreement from and after the Effective Date.
     5. Executive and the Company each hereby agree that the Agreement is of no further force and effect from and after the Effective Date.
     6. Executive agrees that the Payment pursuant to this Amendment is in full satisfaction of any and all obligations of the Company (and any of its subsidiaries and affiliates and the officers and directors of the Company and its subsidiaries and affiliates) under the Agreement.
     7. This Amendment shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws. Executive agrees that venue for any dispute related to this Amendment shall be filed and heard by the courts in and for Harris County, Texas, or the U.S. District Courts for the Southern District of Texas, Houston Division.
     8. This Amendment and the Waiver and Release described in Paragraph 2 hereof constitute the entire agreement of Executive and the Company with respect to the subject matter hereof, and hereby expressly terminates, rescinds and replaces in full any prior and contemporaneous promises, representations, understandings, arrangements and agreements between the Parties relating to the subject matter hereof, whether written or oral.
          IN WITNESS WHEREOF, the Company and Executive have executed this Amendment in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, effective for all purposes as of the Effective Date.

EXECUTIVE	EXTERRAN HOLDINGS, INC.

Norman A. Mckay	Ernie L. Danner
President and Chief Executive Officer

Exhibit A
Waiver And Release
          In exchange for the payment (the “Payment”) to me of the amount under the Amendment and Discharge of Change of Control Agreement, effective August 5, 2009 (the “Amendment”), which I understand is incorporated herein by reference, except as provided below, I agree to waive all of my claims against and release (i) Exterran Holdings, Inc. and its predecessors, successors and assigns (collectively referred to as the “Company”), (ii) all of its affiliates, and (iii) their respective directors and officers, employees and agents, insurers, employee benefit plans and the fiduciaries and agents of the foregoing (collectively, with the Company and its affiliates, referred to as the “Corporate Group”) from any and all claims, demands, actions, liabilities and damages arising out of or relating in any way to (i) my employment with the Company or any of its affiliates, (ii) the Amendment, or (iii) the Agreement (as defined in the Amendment) (collectively, the “Covered Matters”). All payments under the Amendment are voluntary and are not required by any legal obligation other than the Amendment itself.
          I understand that signing this Waiver and Release is an important legal act. I acknowledge that I have been advised in writing to consult an attorney before signing this Waiver and Release. I understand that, in order to be eligible for the Payment under the Amendment, I must sign and return (to the Company’s Senior Vice President of Human Resources at Exterran Holdings, Inc., 16666 Northchase Drive, Houston, Texas 77060) this Waiver and Release not later than 5:00 pm (central standard time) on August 25, 2009 (the 22nd day following the Execution Date of the Amendment (August 3, 2009)). I acknowledge that I have been given at least 21 days to consider whether to execute this Waiver and Release.
          In exchange for the Payment, which is in addition to any remuneration or benefits to which I am already entitled, except as provided below, (1) I agree not to sue in any local, state and/or federal court or to file a grievance regarding or relating in any way to the Covered Matters, and (2) I knowingly and voluntarily waive all claims and release the Corporate Group from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to the Covered Matters except to the extent that my rights are vested under the terms of employee benefit plans sponsored by the Company or any of its affiliates and except with respect to such rights or claims as may arise after the date this Waiver and Release is executed. This Waiver and Release includes, but is not limited to, claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990; the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Energy Reorganization Act, as amended, 42 U.S.C. § 5851; the Workers Adjustment and Retraining Notification Act of 1988; the Pregnancy Discrimination Act of 1978; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; claims in connection with workers’ compensation or “whistle blower” statutes; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law. Further, I expressly represent that no promise or agreement which is not expressed in the Amendment or this Waiver and Release has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of any member of the Corporate Group or any of their agents. I agree that this

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Waiver and Release is valid, fair, adequate and reasonable, is with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me. I acknowledge and agree that the Company (or an affiliate) will withhold any taxes required by federal or state law from the amount payable to me under the Amendment and that such amount shall be reduced by any monies owed by me to the Company (or an affiliate). I further understand, and the Corporate Group agrees, that I am not waiving, and will continue to have, any indemnification rights and coverages, provided to me by the Company or an affiliate, including, but not limited to, such rights and coverages under any written indemnification agreement between me and the Company or an affiliate, or under the Company’s or an affiliate’s charter or by-laws or directors and officers insurance policy.
          I acknowledge that payment of the amount under the Amendment is not an admission by any member of the Corporate Group that they engaged in any wrongful or unlawful act or that any member of the Corporate Group violated any federal or state law or regulation. I understand that nothing in this Waiver and Release is intended to prohibit, restrict or otherwise discourage any individual from engaging in activity protected under 42 U.S.C. § 5851, 10 C.F.R. § 50.7 or the Sarbanes-Oxley Act of 2002. I acknowledge that no member of the Corporate Group has promised me continued employment.
          Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that, except as otherwise provided herein, such determination shall not affect the enforceability of other provisions of this Waiver and Release. I acknowledge that this Waiver and Release and the Amendment set forth the entire understanding and agreement between me and the Company or any other member of the Corporate Group concerning the subject matter of this Waiver and Release and supersede any prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or any other member of the Corporate Group. I understand that for a period of 7 calendar days following the date I sign this Waiver and Release, I may revoke my acceptance of the offer by delivering a written statement to the Senior Vice President of Human Resources of the Company by hand or by registered-mail, in which case the Waiver and Release will not become effective. In the event I revoke my acceptance of this offer, I shall not be entitled to any amount under the Amendment. I understand that failure to revoke my acceptance of the offer within 7 calendar days following the date I sign this Waiver and Release will result in this Waiver and Release being permanent and irrevocable.
          I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions and have it explained to me and that I understand that this Waiver and Release will, except as otherwise provided herein, have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin, religion, veterans status, or disability and any other claims arising prior to the date of this Waiver and Release.

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          By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions, or events of any member of the Corporate Group which occur after the date of the execution of this Waiver and Release.

Norman A. Mckay

Dated: , 2009

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